UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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IEC Electronics Corp.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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IEC ELECTRONICS CORP.
105 NORTON STREET
NEWARK, NEW YORK 14513
(315) 331-7742

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On
March 3, 2016

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of IEC Electronics Corp. The meeting will be held on Thursday, March 3, 2016 at 9:00 a.m. (local time) at our offices, 105 Norton Street, Newark, New York, for the following purposes:

1.	To elect seven (7) directors to serve until the 2017 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

2.	To ratify the selection of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2016.

3.	To approve, on an advisory basis, the compensation paid to our named executive officers ("say-on-pay").

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The record date for the annual meeting is January 11, 2016. Only stockholders at the close of business on that date may vote at the annual meeting or any adjournment thereof.

Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy card as promptly as possible in order to ensure your representation at the meeting. Your vote is important, no matter how many shares you owned on the record date. A return envelope is enclosed for your convenience and needs no postage if mailed in the United States. You may also vote by telephone or Internet by following the instructions on the proxy card. Even if you have voted by proxy card, telephone or Internet, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a legal proxy from that record holder.

Dated:    January 28, 2016                        By Order of the Board of Directors
Newark, New York                        Jennifer M. Brown, Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MARCH 3, 2016.

Our proxy statement and Annual Report to Stockholders, which are enclosed with this mailing, are also available online, at www.proxyvote.com

IEC Electronics Corp.
105 Norton Street
Newark, New York 14513
(315) 331-7742

Proxy Statement
For 2016 Annual Meeting of Stockholders

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We are sending you this proxy statement and the enclosed proxy card because the board of directors of IEC Electronics Corp. (“IEC”, the “Company”, “we”, “our”, “us”) is soliciting your proxy to vote at the 2016 annual meeting of stockholders and any adjournment or postponement thereof. We invite you to attend the annual meeting and request that you vote on the proposals described in this proxy statement. The meeting will be held on Thursday, March 3, 2016 at 9:00 a.m. (local time) at our office, 105 Norton Street, Newark, New York. To obtain directions to be able to attend the annual meeting and vote in person, please contact our Corporate Secretary, Jennifer Brown at (315) 331-7742. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, date, sign and return the enclosed proxy card, or vote by telephone or Internet following the instructions on the card.

We are mailing this proxy statement, the accompanying proxy card, and our Annual Report to Stockholders for the fiscal year ending September 30, 2015 (“Fiscal 2015”) on or about January 28, 2016 to all stockholders entitled to vote at the annual meeting.

What am I voting on?

There are three matters scheduled for a vote, and the board of directors recommends that you vote “FOR” each of the Proposals:

•	Proposal 1: the election of seven directors to serve until the 2017 Annual Meeting of Stockholders,

•	Proposal 2: the ratification of the selection of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2016, and

•	Proposal 3: an advisory vote to approve the compensation paid to our named executive officers (“say-on-pay”).

Our board of directors does not intend to bring any other matters before the meeting and is not aware of anyone else who will submit any other matters to be voted on. However, if any other matters properly come before the meeting, the people named on the proxy card, or their substitutes, will be authorized to vote on those matters in their own judgment.

Who can vote at the annual meeting?

Only stockholders at the close of business on January 11, 2016, the record date for the annual meeting, will be entitled to vote at the annual meeting. As of the record date, there were 10,198,192 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on January 11, 2016, your shares of IEC common stock were registered directly in your name with our transfer agent, Computershare, then you are a stockholder of record.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on January 11, 2016, your shares of IEC common stock were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. For instructions on how to vote your shares at the annual meeting, see "How do I vote?" below.

How do I vote?

The procedures for voting are set forth below:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by submitting the proxy card, or following the telephone or Internet voting instructions on it to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting with photo identification and we will give you a ballot when you arrive.

•
To vote using the proxy card, simply complete, date and sign the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•	To vote by telephone or Internet, follow the instructions on the proxy card and we will vote your shares as you direct. You will need your unique control number printed on the proxy card.

Only the latest proxy you submit will be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you hold your shares in “street name” as a beneficial owner of shares registered in the name of your broker, bank or other agent ("broker"), you must vote your shares in the manner prescribed by your broker. Your broker has enclosed or otherwise provided a voting instruction card for you to use in directing the broker how to vote your shares. Check the voting form used by that organization to see if it offers Internet or telephone voting. To vote in person at the annual meeting, you must present photo identification and a legal proxy from your broker. Follow the instructions from your broker included with these proxy materials, or contact your broker to request a voting instructions card.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of January 11, 2016, the record date for the annual meeting.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares entitled to vote are present at the meeting. Your shares are counted as present at the meeting if:

•	You are present and vote in person at the meeting;

•	You have properly submitted a proxy card;

•	You have voted by telephone or Internet; or

•	If your shares are held in street name, a proxy card is submitted by your broker on your instructions, or voted by your broker on a discretionary item.

Additionally, abstentions and broker non-votes on discretionary items will be counted towards the quorum requirement. If there is no quorum, a majority of the shares present at the meeting and entitled to vote may adjourn the meeting to another date.

How are votes counted?

You may either vote “FOR” or “WITHHOLD” authority to vote for our nominees for the board of directors in Proposal 1, or you may withhold authority to vote for a particular nominee by voting “FOR ALL EXCEPT” and writing the number of one or more nominees in the designated space on the proxy card. You may vote “FOR”, “AGAINST” or “ABSTAIN” on Proposals 2 (ratification of the selection of our independent public accounting firm) and 3 (advisory vote to approve the compensation paid to our named executive officers).

If you submit your proxy but abstain from voting or withhold authority to vote on one or more matters, your shares will be counted as present at the meeting for the purpose of determining a quorum. Your shares also will be counted as present at the meeting for the purpose of calculating the required vote on the particular matter with respect to which you abstained from voting or withheld authority to vote.

If you hold your shares in street name and do not provide voting instructions to your brokerage firm, it may still be able to vote your shares with respect to certain “discretionary” (or routine) items, but it will not be allowed to vote your shares with respect to certain “non-discretionary” items. In the case of non-discretionary items, for which no instructions are received, the shares will be treated as “broker non-votes”. Shares that constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum. A broker will have discretionary authority to vote on Proposal 2 relating to the ratification of the selection of our independent accounting firm, but will not have discretionary authority to vote on any other matter. As a result, if you do not vote your street name shares, your broker has the authority to vote on your behalf with respect to Proposal 2 (the ratification of the selection of the accounting firm), but not with respect to Proposal 1 (the election of directors) and Proposal 3 (advisory vote to approve the compensation paid to our named executive officers). We encourage you to provide instructions to your broker to vote your shares on Proposals 1 and 3.

An inspector of election appointed by the Company will tabulate votes at the annual meeting.

How many votes are needed to approve each Proposal?

•	Proposal 1 - Election of directors

The outcome of this vote will be determined by a plurality of the votes cast. This means that the seven director nominees with the most affirmative votes will be elected. Withheld votes and broker non-votes will have no effect on the outcome of the election of directors.

•	Proposal 2 – Ratification of the selection of Crowe Horwath LLP as the independent registered public accounting firm of the Company for the fiscal year ending September 30, 2016

•	Proposal 3 – Advisory vote to approve the compensation paid to our named executive officers

Approval of each of Proposals 2 and 3 requires the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote at the meeting. Abstentions are counted and have the effect of a vote against these proposals, because abstentions are deemed to be present and entitled to vote but are not counted toward the affirmative vote required to approve such proposal. Broker non-votes will count as votes against Proposal 3.

What if I return a proxy card but do not make specific choices? What are the recommendations of our board of directors?

If you return a signed and dated proxy card without marking any voting selections, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the board of directors. The board’s recommendation is set forth below together with the description of each proposal in this proxy statement. In summary, the board recommends a vote:

•	FOR election of all of the nominated directors (see Proposal 1);

•	FOR ratification of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2016 (see Proposal 2); and

•	FOR approval of the compensation paid to our named executive officers (see Proposal 3).

If you return a signed and dated proxy card, with respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in their own discretion.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are a stockholder of record, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card, or vote by telephone or Internet.

•	You may send a written notice that you are revoking your proxy to: Corporate Secretary, IEC Electronics Corp., 105 Norton Street, Newark, NY 14513.

•	You may attend the annual meeting and vote in person. Attending the meeting will not, by itself, revoke your proxy.

If you hold your shares in street name, contact your broker or other organization regarding how to revoke your instructions and change your vote.

How can I find out the voting results of the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission (“SEC”) within four business days after the annual meeting.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, date, sign and return each proxy card to ensure that all of your shares are voted.

Who is paying for this proxy solicitation?

IEC will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, our officers and employees also may solicit proxies in person, by telephone, by email or by other means of communication. We will not pay our directors, officers and employees any additional compensation for soliciting proxies. IEC has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares they hold of record. IEC will reimburse these record holders for their reasonable out-of-pocket expenses in so doing.

When are stockholder proposals and director nominations due for next year’s annual meeting?

At our annual meeting each year, our board of directors submits to stockholders its nominees for election as directors. In addition, the board of directors may submit other matters to the stockholders for action at the annual meeting.

Our stockholders may submit proposals for inclusion in the proxy materials. These proposals must satisfy the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended. To be considered for inclusion in next year’s proxy materials, you must submit your proposal in writing by September 30, 2016 to our Corporate Secretary, IEC Electronics Corp., 105 Norton Street, Newark, New York 14513.

In addition, our by-laws provide that a stockholder may present from the floor a proposal that is not included in the proxy statement if the stockholder delivers written notice to our Corporate Secretary not less than 90 days before the date of the meeting. The notice must set forth your name, address and number of shares of stock you hold, a representation that you are a holder of record of our stock and you intend to appear in person or by proxy at the meeting to make the proposal, and a description of the business to be brought before the meeting. We have received no such notice for the 2016 annual meeting. Assuming a date of March 3, 2017 for our 2017 annual meeting of stockholders, written notice must be delivered to our Corporate Secretary at our principal office, 105 Norton Street, Newark, New York 14513, no later than December 3, 2016.

Our by-laws also provide that if a stockholder intends to nominate a candidate for election as a director at the annual meeting, the stockholder must deliver written notice of such intent to our Corporate Secretary. The notice must be delivered not less than 90 days before the date of a meeting of stockholders. The notice must set forth your name and address, the name and address of the person to be nominated, a representation that you are a holder of record of stock entitled to vote at the meeting, a representation that you intend to appear in person or by proxy at the meeting to nominate the person specified in the notice, a description of all arrangements or understandings between such stockholder and each nominee and any other person (naming such person) pursuant to which the nomination is to be made by such stockholder, the nominee’s business address and experience during the past five years, any other directorships held by the nominee, the nominee’s involvement in certain legal proceedings during the past ten years and such other information concerning the nominee as would be required to be included in a proxy statement soliciting proxies for the election of the nominee. In addition, the notice must include the consent of the nominee to serve as a director if elected. Assuming a date of March 3, 2017 for our 2017 annual meeting of stockholders, written notice of a nomination must be delivered to our Corporate Secretary at our principal office, 105 Norton Street, Newark, New York 14513 no later than December 3, 2016.

Security Ownership of Certain Beneficial Owners
The table below presents certain information as of January 11, 2016 about the persons known by us to be the record or beneficial owner of more than 5% of our common stock. Percentages are based on 10,198,192 shares issued and outstanding.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percent of Class
Vintage Capital Management, LLC, et al 4705 S. Apopka Vineland Road, Suite 210 Orlando, Florida 32819	958,694	(1)	9.40%
Tocqueville Asset Management L.P. 40 West 57th Street, 19th Floor New York, New York 10019	648,620	(2)	6.36%

(1)
This information as to the beneficial ownership of shares of our common stock is based on an amendment to Schedule 13D dated February 9, 2015 filed with the Securities and Exchange Commission by Vintage Capital Management, LLC ("Vintage Capital"), Kahn Capital Management, LLC, a member and majority owner of Vintage Capital and Brian R. Kahn, manager of each of Vintage Capital and Kahn Capital, and subsequent Section 16 reports filed with the Securities and Exchange Commission by Andrew M. Laurence, a partner of Vintage Capital, and Jeremy R. Nowak, a partner and Chief Operating Officer of Vintage Capital. Vintage Capital, Kahn Capital Management, LLC and Brian R. Kahn each report shared voting and shared dispositive power with respect to all 958,694 shares.

(2)
This information as to the beneficial ownership of shares of our common stock is based on the Schedule 13G dated January 30, 2015 filed with the Securities and Exchange Commission by Tocqueville Asset Management L.P., an investment adviser. Tocqueville Asset Management L.P. reports sole voting and sole dispositive power with respect to all 648,620 shares.

Security Ownership of Management
The table below presents certain information as of January 11, 2016 about shares of our common stock held by (1) each of our directors; (2) each of our named executive officers; and (3) all of our directors and executive officers as a group:

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned (1)		Percent of Class (1)
Directors
Keith M. Butler	5,910		†
Charles P. Hadeed	10,660		†
Lynn J. Hartrick	5,910		†
Andrew M. Laurence	5,910	(2)	†
Jeremy R. Nowak	5,910	(3)	†
Jeffrey T. Schlarbaum	4,900		†
Eric B. Singer	110,561	(4)	1.08%
Named Executive Officers
W. Barry Gilbert	404,426	(5)	3.97%
Jens Hauvn	10,853		†
Brett E. Mancini	62,511	(6)	†
Michael T. Williams	30,354		†
All directors and executive officers as a group (11 persons)	657,905		6.45%

†	We have omitted percentages of less than 1%

(1)
The amounts reported by such persons are as of January 11, 2016, with percentages based on 10,198,192 shares issued and outstanding except where the person has the right to receive shares within the next 60 days, which would increase the number of shares owned by such person and the number of shares outstanding. Under the rules of the Securities and Exchange Commission, “beneficial ownership” is deemed to include shares for which an individual, directly or indirectly, has or shares voting or dispositive power, whether or not they are held for the individual’s benefit, and includes shares that may be acquired within 60 days, including, but not limited to, the right to acquire shares by the exercise of options. Unless otherwise indicated in the other footnotes to this table, each stockholder named in the table has sole voting and sole investment power with respect to the all of the shares shown as owned by the stockholder.

(2)	Does not include 958,694 shares of common stock held by Vintage Opportunity Partners LP, an affiliate of Vintage Capital Management, LLC. Mr. Laurence disclaims beneficial ownership of these shares.

(3)	Does not include 958,694 shares of common stock held by Vintage Opportunity Partners LP, an affiliate of Vintage Capital Management, LLC. Mr. Nowak disclaims beneficial ownership of these shares.

(4)	Includes 104,651 shares of common stock held by Vertex Capital Advisors, LLC (now known as VIEX Capital Advisors, LLC). Mr. Singer disclaims beneficial ownership of these shares.

(5)	Based upon the most recent ownership information provided by Mr. Gilbert. The amount reported includes 121,282 shares of common stock owned by Mr. Gilbert’s spouse.

(6)	Based upon the most recent ownership information provided by Mr. Mancini.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, officers and greater than 10% stockholders to file with the SEC reports of ownership and changes in ownership of our common stock.

During Fiscal 2015, all of our directors and officers timely complied with the filing requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, except for Mr. Hauvn who filed one report late disclosing one transaction and Mr. Mancini who filed two reports late each disclosing one transaction. In making this statement, we have relied upon the written representations of our directors and officers and copies of the reports that they have filed with the SEC.

(PROPOSAL 1)

ELECTION OF DIRECTORS

The number of directors is established by the board and is currently fixed at seven. At the annual meeting, the seven persons listed below will be nominated as directors. The term of office of each person elected as a director will continue until the next annual meeting or until his successor has been elected and qualified, or until the director’s earlier death, resignation or removal.

All of the Board's nominees for director were elected at the last annual meeting, and have consented to serve if elected. In the event that any nominee should be unable to serve or for good cause will not serve, the proxies will be voted for the election of such other persons as the nominating and governance committee of the board of directors may recommend.

Required Vote

Directors are elected by a plurality of the votes cast, which means that the nominees that receive the most affirmative votes will be elected. In an uncontested election, all of the board’s nominees will be elected. You may vote “FOR” the nominees, or you may “WITHHOLD” your vote from one or more of the nominees. Withheld votes, abstentions and broker non-votes will have no effect on the voting results.

The board of directors unanimously recommends a vote FOR the election as directors of each of the nominees listed below.

Nominees for Election as Directors

The following paragraphs provide information as of the date of this proxy statement about each nominee. We believe these nominees are highly qualified individuals with a diversity of experience. Several of the nominees have experience serving on the boards of directors of public companies and/or operational experience in the electronic contract manufacturing sector. We also believe that all of our nominees have a reputation for integrity, honesty and adherence to high ethical standards. In addition, each has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and our board.

Keith M. Butler, age 57, has been the Chief Operating Officer of RxSafe LLC, a pharmacy automation equipment company, since April 2014. From October 2013 to April 2014, Mr. Butler pursued personal interests. From September 2010 to October 2013, Mr. Butler was Executive Vice President of Operations for OnCore Manufacturing Services, LLC, an electronic contract manufacturer. From August 2007 to September 2010, Mr. Butler was Executive Vice President and General Manager of the San Diego division of OnCore. In 1979, Mr. Butler founded Verified Technical Corporation (“Veritek"), a manufacturer of high quality through hole and surface mount technology assemblies and served as its President until 1997, when he sold Veritek to REMEC, Inc. From 1997 to July 2005, Mr. Butler served as the President of REMEC’S Global Electronic Manufacturing Services (“EMS”) division and in 2005, Mr. Butler purchased the San Diego-based EMS division from REMEC and renamed it Veritek Manufacturing Services, a company designed to provide turnkey manufacturing solutions to customers in the western United States. Mr. Butler served as the President of Veritek Manufacturing from July 2005 to December 2007. Mr. Butler later acquired two additional manufacturing sites and merged Veritek Manufacturing with Nu Visions Manufacturing, LLC to form OnCore. Mr. Butler has served as a strategic advisory board member of Vintage Capital Management, LLC since March 2009.

We believe that Mr. Butler brings extensive operational experience in the contract manufacturing sector. Mr. Butler’s past and present service as a founder and executive of several contract manufacturing companies provides him with significant experience and insight relative to our industry segment as well as the competitive advantages of our operations.

Charles P. Hadeed, age 65, is a director and Chairman of the Board of Transcat, Inc. (NASDAQ:TRNS), a provider of accredited calibration and compliance services and distributor of professional grade handheld test, measurement and control instrumentation. Mr. Hadeed served as Transcat’s Executive Chairman from July 2013 until June 2014, as its Chief Executive Officer from April 2007 to July 2013 and as its President from May 2006 to September 2012. Mr. Hadeed also served as Transcat’s Chief Operating Officer from October 2004 to November 2011. Mr. Hadeed joined Transcat in April 2002 as Vice President of Finance and Chief Financial Officer, a role he served in until May 2006. Prior to Transcat, Mr. Hadeed most recently served as Vice President-Healthcare Ventures Group with Henry Schein Inc. Prior to that, he served as Group Vice President-Operations at Del Laboratories Inc., and in various executive positions during a 20-year career at Bausch & Lomb Incorporated. Mr. Hadeed is a Certified Public Accountant and holds a B.S. in accounting from Syracuse University.

We believe that Mr. Hadeed’s extensive management, financial and operational experience as a former chief executive officer, chief financial officer and chief operating officer of a public company with a similar market capitalization to ours provides us with valuable experience at the board level. Mr. Hadeed’s prior experiences also include turnaround management of a public company that faced obstacles similar to ours as we attempt to return to profitability.

Lynn J. Hartrick, age 68, has been the President and Owner of Business Leadership Professionals, LLC, an executive coaching and business advisory firm, since April 2010. From January 2007 to April 2010, Mr. Hartrick was the sole proprietor of Coyote Consulting, LLC, which provided contracted interim chief executive officer services. Prior to that, Mr. Hartrick was Managing Partner of Vitalwork, a management consulting firm. Before that, Mr. Hartrick worked for 26 years in multiple senior roles at Rochester Telephone Corporation, including roles in operations, personnel, construction, engineering, customer service and commercial operations. Mr. Hartrick holds a B.A. from Mount Union College and an M.B.A from the University of Rochester.

We believe that Mr. Hartrick’s executive leadership and executive coaching experience make him a valuable addition to our board of directors. Mr. Hartrick has over 20 years of experience in advising executive teams as they pursue strategies to change prior habits and effect change in organizations. The board believes his experiences bring significant value as it moves to effect positive change within our organization.

Andrew M. Laurence, age 41, is a partner of Vintage Capital Management, LLC. Mr. Laurence joined Vintage Capital Management in January 2010 and is responsible for all aspects of Vintage's transaction sourcing, due diligence and execution. Mr. Laurence has served as Corporate Secretary of API Technologies Corp. (NASDAQ: ATNY), a leading provider of high performance Radio Frequency microwave, microelectronic, power, and security solutions, since January 2011 and served as API’s Vice President of Finance and Chief Accounting Officer from January 2011 to June 2011. From 2008 to January 2010, Mr. Laurence was a Partner at Coral Reef Capital Partners, a merchant banking firm making control and structured equity investments and providing strategic mergers and acquisition and capital raising advisory services. Before that, Mr. Laurence was the Managing Partner of Causeway Partners. Previously, Mr. Laurence spent seven years at Triumph Capital and its successor, Washington & Congress Managers. Mr. Laurence began his career at Bowles Hollowell Conner & Co., a boutique mergers and acquisitions advisory firm that was purchased by First Union Corp. Mr. Laurence also serves on the Board of Directors of Energes Services, LLC, an oilfield services company. Mr. Laurence holds a B.A. in economics from Harvard University.

We believe that Mr. Laurence’s experience investing in, growing and improving companies, some of which are within our industry segment, make him a valuable member of our board of directors.

Jeremy R. Nowak, age 40, is our Chairman of the Board. Mr. Nowak has been a partner and the Chief Operating Officer of Vintage Capital Management, LLC since July 2010. Mr. Nowak is responsible for Vintage's business development, transactional due diligence and trading execution. Mr. Nowak joined Kahn Capital Management, LLC, a predecessor to Vintage, in September 2006. Prior to joining Kahn, Mr. Nowak worked at B. Riley and Co., LLC, a small cap and research-based brokerage firm, where he served as Director of Institutional Sales and spearheaded the establishment of the firm’s New York office. Mr. Nowak began his career with Tarpon Scurry Investments, a boutique investment bank, in March 1997. Mr. Nowak holds a B.A. in business administration from the University of Florida.

Mr. Nowak’s financial and investment experience make him a valuable member of our board. Mr. Nowak’s experiences at Vintage provide a needed stockholder perspective of the change the Company intends to effect.

Jeffrey T. Schlarbaum, age 49, has served as a director and as our President and Chief Executive Officer since February 2015. From February 2013 to June 2013 and from June 2014 to February 2015, Mr. Schlarbaum pursued personal interests. From June 2013 to June 2014, Mr. Schlarbaum served as Chief Operations Officer for LaserMax, Inc., a manufacturer of laser gun sights for law enforcement and the shooting sports community. From October 2010 to February 2013, Mr. Schlarbaum served as our President. Prior to that, Mr. Schlarbaum served as our Executive Vice President and President of Contract Manufacturing from October 2008 to October 2010, Executive Vice President from November 2006 to October 2008 and Vice President, Sales & Marketing from May 2004 to November 2006. Prior to joining the Company, Mr. Schlarbaum served in senior management roles with various contract manufacturing companies. Mr. Schlarbaum holds a B.B.A. from National University and an M.B.A. from Pepperdine University.

We believe that Mr. Schlarbaum’s background as a senior executive of the Company provides him with extensive knowledge of our operating history. We believe that this long-term institutional knowledge of the Company, its customers and its executive team make Mr. Schlarbaum a significant asset to our board. Mr. Schlarbaum also brings general management, marketing and operational experience that is of value to the board.

Eric B. Singer, age 42, is the Chairman of VIEX Capital Advisors, LLC formerly Vertex Capital Advisors, LLC, a hedge fund which he founded in May 2014. From March 2012 to May 2014, Mr. Singer served as a co-managing member of Potomac Capital Management III, L.L.C., the general partner of Potomac Capital Partners III, L.P., and Potomac Capital Management II, L.L.C., the general partner of Potomac Capital Partners II, L.P. Previously, Mr. Singer served as an advisor to Potomac Capital Management, L.L.C. and its related entities from May 2009 to December 2014. From July 2007 to April 2009, Mr. Singer was a senior investment analyst at Riley Investment Management. He managed private portfolios for Alpine Resources, LLC from January 2003 to July 2007. Mr. Singer has served as a director of TigerLogic Corporation (OTCQX: TIGR), a global provider in engagement solutions, since January 2015. Mr. Singer served as a director of Meru Networks, Inc., a Wi-Fi network solutions company, from January 2014 to January 2015, and as a director of PLX Technology, Inc., a semiconductor company, from December 2013 until its sale to Avago Technologies Limited in August 2014. Mr. Singer served as Chairman of the Board of Sigma Designs, Inc., a semiconductor company, from January 2013 until December 2013, and was a director from August 2012 until December 2013. From August 2008 until its sale in February 2010, Mr. Singer served as a director of Zilog Corporation, a semiconductor company. Mr. Singer holds a B.A. from Brandeis University.

We believe that Mr. Singer brings to our board of directors significant experience as a director at public companies, as well as significant financial analysis and investment experience.

Corporate Governance and Board Matters

Corporate Governance Guidelines

Our business, property and affairs are managed under the direction of our board of directors. The board is committed to sound and effective corporate governance practices and, accordingly, has adopted Corporate Governance Guidelines that provide a system of best practices with respect to board function and communication. Our Corporate Governance Guidelines address matters including board composition, director responsibilities, director independence, selection of board nominees, board membership criteria, mandatory retirement, meeting participation, executive sessions of our independent directors, evaluation of the performance of the chief executive officer, committees, succession planning, orientation and continuing education.

Director Independence

The NYSE MKT Company Guide requires that a majority of the members of a listed company’s board of directors be independent. No director will qualify as “independent” unless the board affirmatively determines that the director has no relationship with the Company or any of its subsidiaries that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Based upon the NYSE MKT Company Guide and applicable SEC rules and regulations, our board has determined that the following directors are independent: Messrs. Butler, Hadeed, Hartrick, Laurence, Nowak and Singer.

In determining the independence of Messrs. Nowak and Laurence, the board of directors considered that we reimbursed Vintage Capital Management, LLC for its reasonable proxy solicitation expenses in connection with our 2015 annual meeting of stockholders.

Board Leadership Structure and Role in Risk Oversight

Our board is responsible for the selection of the chairman of the board and the chief executive officer. The prior board did not require the separation of the offices of chairman of the board and the chief executive officer. At this time, the current board of directors believes that separating the roles of chairman of the board and chief executive officer best serves our interest in achieving effective corporate governance. The current board believes that separating these two positions allows each person to focus on his individual responsibilities, which is essential to strategic focus on improving our operational and financial performance. Under this leadership structure, our chief executive officer can focus his attention on the day-to-day operations and performance of the Company and can work to implement our long-term strategic plans. At the same time, our non-executive chairman of the board can focus his attention on addressing long-term strategic issues, working collaboratively with our other board members, and providing independent insight and guidance to our chief executive officer. In addition, maintaining a separation of the roles of chairman of the board and chief executive officer aids the board in its oversight of the our risk management. Although we believe that the separation of the roles of chairman of the board and chief executive officer is appropriate in the current environment, our board leadership structure may change in the future as our business, industry, and corporate governance practices evolve.

The board of directors is responsible for overseeing risks that could affect our management’s processes for managing risk. This oversight is conducted primarily through the board’s committees. Our audit committee focuses on risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, credit and liquidity matters and compliance with legal and regulatory matters. Our nominating and governance committee focuses on the management of risks associated with board membership and structure, as well as corporate governance. Our compensation committee focuses on the management of risks arising from our compensation policies and programs.

While our board committees are focused on these specific areas of risk, the full board retains responsibility for general oversight of risk. The board satisfies this responsibility by taking reports from each committee chairman regarding the risk considerations within each committee’s area of expertise. In addition, the board receives reports from members of our senior management team responsible for oversight of material risk to the Company.

The full board focuses on the strategic, financial and execution risks associated with the annual operating plan, significant legal matters, acquisitions and senior management succession planning.

As part of its risk oversight responsibilities, our board of directors and its committees review the processes that management uses to manage our risk exposure. In doing so, the board and its committees monitor our overall risk function and senior management’s establishment of appropriate systems and processes for managing areas of material risk to our Company, including, but not limited to, operational, financial, legal, regulatory and strategic risks.

Board Meetings and Attendance

During Fiscal 2015, our board held 19 in-person or telephonic meetings. The prior board met ten times; the current board met nine times.

During Fiscal 2015, each incumbent director attended at least 75% of the meetings of the board, and of those committees upon which such director served, held during the period that he served.

Director Attendance at Annual Meetings

All directors are expected to attend the annual meeting. None of our current directors were members of the board at the time of the 2015 annual meeting of stockholders.

Board Committees

Our board has three standing committees to assist in the discharge of its responsibilities: the audit committee, the compensation committee, and the nominating and governance committee. The following table indicates the committee(s) on which each director serves, the identity of the chair of each committee, and the number of times each committee met during Fiscal 2015:

Committee Membership

Director:	Audit	Compensation	Nominating and Governance
Keith M. Butler	—	☒	—
Charles P. Hadeed	Chair	—	Chair
Lynn J. Hartrick	—	Chair	☒
Andrew M. Laurence	☒	—	—
Jeremy R. Nowak	☒	☒	—
Jeffrey T. Schlarbaum	—	—	—
Eric B. Singer	—	—	☒

Total Meetings in Fiscal 2015:*	8	4	7

*Includes meetings of the current and prior boards.

Each committee acts pursuant to a written charter adopted by the board. The charter of each of the audit, compensation and nominating and governance committees complies with the NYSE MKT corporate governance listing standards. The committees regularly report their activities and actions to the full board at the next board meeting. Each committee’s charter is available on our website at www.iec-electronics.com under the heading, “Investors” and the subheading, “Corporate Governance.”

Audit Committee

The audit committee oversees our corporate accounting and financial reporting processes and the audits of our financial statements. The audit committee is a separately-designated standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. Its responsibilities include:

•
the appointment, retention, termination, compensation and oversight of our independent auditors, including an evaluation of the qualifications, performance and independence of the independent auditors;

•
the review and discussion with management and the independent auditors of the financial statements and related disclosures included in our annual reports on Form 10-K and quarterly reports on Form 10-Q;

•	the oversight of management’s implementation of internal controls and procedures and disclosure controls and procedures;

•
the establishment of procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential and anonymous submission by employees regarding questionable accounting or auditing matters;

•	administration and oversight of our Code of Business Conduct and Ethics; and

•	the review and approval of related persons transactions.

The audit committee has authority to engage independent counsel and other advisers as necessary to carry out its responsibilities. In addition, the audit committee has sole authority to determine the fees payable to such independent counsel and advisers, which fees shall be paid by the Company.

The board of directors has determined that each member of the audit committee meets the independence and financial literacy requirements applicable to audit committee members under the NYSE MKT Company Guide. The board of directors has further determined that Mr. Hadeed qualifies as an “audit committee financial expert” in accordance with the applicable rules and regulations of the SEC.

Compensation Committee

The compensation committee assists the board in its discharge of responsibilities with respect to executive and director compensation. Its responsibilities include:

•	the oversight and development and administration of our executive compensation plans;

•	the review and approval of the compensation for all executive officers other than the chief executive officer;

•	the recommendation to the independent members of the board of the compensation of the chief executive officer;

•	the evaluation of the chief executive officer;

•	the review and recommendation to the board of the terms of any employment, severance, change in control, termination or retirement arrangements for all executive officers;

•	the review and recommendation to the board of the compensation paid to directors; and

•	the assessment of the independence of any compensation consultant, independent legal counsel or other adviser retained by the committee.

The compensation committee approves equity awards for our other employees, including the delegation of authority to our chief executive officer to award up to a specified number of stock options to non-executive employees for special performance or recruitment to the Company.

The compensation committee has sole authority, in its discretion, to retain or obtain advice of a compensation consultant, independent legal counsel or other adviser to assist the compensation committee in carrying out its responsibilities. The compensation committee is responsible for the oversight and compensation of any compensation consultant, independent legal counsel or other adviser it retains. We are responsible for paying such compensation as determined by the compensation committee. The compensation committee did not retain a compensation consultant for Fiscal 2015.

The board of directors has determined that each member of the compensation committee meets the independence requirements applicable to compensation committee members under the NYSE MKT Company Guide.

Nominating and Governance Committee

The nominating and governance committee identifies and recommends to the board individuals to serve as directors and as nominees for election as directors of the Company and develops, recommends and reviews corporate governance principles applicable to the Company. The nominating and governance committee’s responsibilities include:

•	the development and recommendation to the board of director qualification criteria;

•	the development and periodic review of corporate governance principles;

•	the oversight of the board’s self-evaluation process; and

•	development of the board’s chief executive officer succession policies.

The board of directors has determined that each member of the nominating and governance committee meets the director independence requirements of the NYSE MKT Company Guide.

Nominating Process

The process followed by the nominating and governance committee to identify and evaluate candidates includes requests to board members, the chief executive officer, and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and their qualifications, and interviews of selected candidates. The nominating and governance committee also will consider director candidates recommended by stockholders on the same basis in which it considers other potential candidates. Stockholders who wish to recommend a prospective nominee for the nominating and governance committee’s consideration should submit the candidate’s name and qualifications to: Corporate Secretary, IEC Electronics Corp., 105 Norton Street, Newark, New York 14513.

In evaluating the suitability of candidates to serve on the board of directors, including stockholder recommendations, the nominating and governance committee seeks candidates who are independent pursuant to the NYSE MKT independence standards and meet certain selection criteria established by the committee. The specific criteria required for the selection of each board member will be determined from time to time within the context of the current member composition of the board of directors and the evolving needs of the Company based on business strategy and current senior management competencies. The committee also considers an individual’s skills, character and professional ethics, judgment, leadership experience, business experience and acumen, familiarity with relevant industry issues, and other relevant criteria that may contribute to our success. This evaluation is performed in light of the skill set and other characteristics that would most complement those of the current directors, including the diversity, maturity, skills and experience of the board as a whole. We do not have a formal policy regarding board diversity in the identification of nominees, but diversity is one of several factors that the nominating and governance committee takes into account when evaluating candidates. The committee believes that diversity includes perspective gained from different educational, cultural and business backgrounds and life experiences.

Nominations of persons for election to our board may be made at a meeting of stockholders only (i) by or at the direction of the board; or (ii) by any stockholder who has complied with the notice procedures set forth in our by-laws and in the section entitled “Questions and Answers About This Proxy Material and Voting – When are stockholder proposals and director nominations due for next year’s annual meeting?”.

Code of Ethics and Whistleblower Policy

We have a Code of Business Conduct and Ethics, which applies to all of our directors, officers (including our principal executive officer, principal financial officer, principal accounting officer and other executive officers) and employees. It is a statement of our high standards for ethical behavior, legal compliance and financial disclosure. We also maintain a whistleblower policy, which encourages our employees to report illegal activities and business conduct that would damage our good name, business interests and its relationships with stockholders, suppliers, residents and the community at large. The Code of Business Conduct and Ethics and the Whistleblower Policy are distributed to all of our employees who in turn acknowledge, in writing, receipt of this information.

Availability of Corporate Governance Documents

We make available to the public a variety of corporate governance information on our website (www.iec-electronics.com) under the heading “Investors" and the subheading, "Corporate Governance”. Information on our website includes our Code of Business Conduct and Ethics, our Corporate Governance Guidelines, the Audit Committee Charter, the Compensation Committee Charter, the Nominating and Governance Committee Charter, our Related Person Transactions Policies and Procedures, and our Whistleblower Policy. Information regarding any amendment to, or waiver from, the Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer or principal accounting officer will also be posted in that section of our website.

Communications with the Board of Directors

Stockholders and other parties may communicate directly with the board of directors or the relevant board member by addressing communications to:

[Name of director(s) or Board of Directors]
IEC Electronics Corp.
c/o Corporate Secretary
105 Norton Street
Newark, New York 14513

All stockholder correspondence will be compiled by our Corporate Secretary and forwarded as appropriate.

(PROPOSAL 2)

RATIFICATION OF THE SELECTION OF THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2016

The audit committee has selected the accounting firm of Crowe Horwath LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2016. The stockholders are being asked to ratify the audit committee’s selection of Crowe Horwath. The audit committee engaged Crowe Horwath on November 18, 2014 to replace EFP Rotenberg LLP (“EFPR”) as our independent registered public accounting firm. EFPR served as our independent registered public accounting firm from May 2002 through completion of our audited consolidated financial statements for Fiscal 2014 and filing of our annual report on form 10-K in November 2014.

Stockholder ratification of the selection of Crowe Horwath is not required by our by-laws or otherwise. However, the board is submitting the selection of our independent registered accounting firm to the stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify this appointment, the audit committee may, but is not required to, reconsider whether to retain Crowe Horwath. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. Representatives of Crowe Horwath will be present at the annual meeting, will be given the opportunity to make statements if they so desire and will be available to respond to appropriate questions.

The following table shows the fees that were billed by Crowe Horwath for professional services listed below related to our last two fiscal years:

Description of Fees	Fiscal 2015	Fiscal 2014
Audit Fees(1)	$314,500	$635,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
TOTAL Fees	$314,500	$635,000

(1)
Audit fees represent amounts billed for the audit of our annual consolidated financial statements for the fiscal year and the reviews of financial statements included in our quarterly reports on Form 10-Q for the fiscal year. Audit fees for Fiscal 2014 are associated with Crowe Horwath’s reaudit of our consolidated financial statements for Fiscal 2014.

Pre-Approval of Fees by Audit Committee

In accordance with applicable laws, rules and regulations, our audit committee charter and pre-approval policies established by the audit committee require that the audit committee review in advance and pre-approve all audit and permitted non-audit fees for services provided to us by our independent registered public accounting firm. The audit committee pre-approved all services performed by, and all fees to be paid to, Crowe Horwath in Fiscal 2015.

Independence Analysis by Audit Committee

The audit committee has considered whether the provision of the services described above was compatible with maintaining the independence of Crowe Horwath and determined that it was compatible with the firm’s independence. For Fiscal 2015 and Fiscal 2014, Crowe Horwath provided no services other than those services described above.

Change in Independent Registered Public Accounting Firm

We were notified on September 5, 2014 by our then-current independent registered public accounting firm, EFPR, that EFPR would not serve as the Company’s independent registered public accounting firm for our fiscal year ended September 30, 2015 (“Fiscal 2015”). EFPR continued its engagement through completion of the audit of our financial statements for Fiscal 2014. We understand the basis for EFPR’s decision was that EFPR made a strategic decision to serve public companies in roles other than as independent auditor.

EFPR’s reports on the financial statements of the Company for each of Fiscal 2014 and Fiscal 2013 neither contained an adverse opinion or a disclaimer of opinion, nor were qualified or modified as to uncertainty, audit scope or accounting principles. During Fiscal 2014 and Fiscal 2013 and the interim periods preceding the date on which EFPR notified the Company that it would decline to stand for re-election, there were no disagreements with EFPR on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of EFPR, would have caused it to make reference to the subject matter of the disagreements in connection with its reports.

The Company provided EFPR with a copy of the foregoing disclosures and requested that EFPR furnish a letter addressed to the SEC stating whether or not it agreed with the disclosures. A copy of the letter, dated September 10, 2014, was filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K, filed with the SEC on September 11, 2014.

During the past two fiscal years and the interim period preceding the engagement of Crowe Horwath, the Company did not consult with Crowe Horwath regarding (1) the application of accounting principles to a specified transaction, (2) the type of audit opinion that might be rendered on the Company’s financial statements, (3) written or oral advice provided that would be an important factor considered by the Company in reaching a decision as to an accounting, auditing or financial reporting issue.

Required Vote

The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote at the meeting is needed to ratify the appointment of Crowe Horwath as our independent registered public accounting firm for the fiscal year ending September 30, 2016. An abstention will have the same effect as a vote against the proposal.

Unless you specify otherwise, the persons named in the proxy card intend to vote shares as to which proxies are received for the approval of ratification of the selection of Crowe Horwath as our independent registered public accounting firm for the fiscal year ending September 30, 2016.

The audit committee and our board of directors unanimously recommend that the stockholders vote FOR the ratification of the appointment of Crowe Horwath as our independent registered public accounting firm for the fiscal year ending September 30, 2016.

Audit Committee Report

In connection with our financial statements for the fiscal year ended September 30, 2015, the audit committee has (1) reviewed and discussed the audited financial statements with management; (2) discussed with the independent registered public accounting firm (the “Auditors”) the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees; and (3) received the written disclosures and the letter from the Auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the Auditors’ communications with the audit committee concerning independence, and has discussed with the Auditors their independence.

Based on the review and discussions referred to in items (1) through (3) of the above paragraph, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2015, for filing with the Securities and Exchange Commission.
Charles P. Hadeed, Chair
Andrew M. Laurence
Jeremy R. Nowak

(PROPOSAL 3)

ADVISORY VOTE TO APPROVE THE COMPENSATION PAID TO
THE COMPANY'S NAMED EXECUTIVE OFFICERS

General

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, we are requesting that our stockholders approve on a non-binding, advisory basis the compensation paid to our named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and narrative discussion in this proxy statement under the caption “Compensation of Named Executive Officers” beginning on page 16 of this proxy statement.

The board of directors requests that stockholders approve the following advisory resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402(m)-(q) of Regulation S-K, including the compensation tables and narrative discussion, is hereby APPROVED.

At our 2013 annual meeting of stockholders, we recommended, and our stockholders approved, that we hold this non-binding, advisory vote on executive compensation on an annual basis. The next required vote on frequency will occur at our 2019 annual meeting of stockholders.

We urge stockholders to read the section entitled “Compensation of Named Executive Officers ” beginning on page 16 of this proxy statement, including the compensation tables and narrative included within that section, which provide detailed information on IEC’s compensation of our named executive officers. As discussed in that section, our stockholders elected a new slate of directors at our 2015 annual meeting of stockholders. Due to the timing of required disclosures and the change in our board of directors, some of the decisions related to executive compensation for Fiscal 2015 as reported in this proxy statement were made by our prior compensation committee and prior board of directors.

Our current compensation committee and board of directors have made key changes with respect to our executive management team and their compensation. In Fiscal 2015, we entered into new employment agreements with each named executive officer who remained employed with us at the end of Fiscal 2015. We believe these agreements and other incentives granted to these named executive officers in Fiscal 2015 better align our named executive officers’ interests with those of our stockholders. Our compensation committee and board of directors continues to evaluate our executive compensation program with a view toward motivating our named executive officers to meet our strategic operational and financial goals in the best interests of our stockholders.

Non-Binding Vote

This advisory vote, commonly referred to as a “say-on-pay” vote, is not binding on the Company, the board of directors or the compensation committee of the board of directors, and may not be construed as overruling any decision made by the board. However, the board and the compensation committee will take the voting results into account when evaluating our executive compensation program and considering future compensation arrangements.

Required Vote

The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote at the meeting is needed to approve the compensation paid to our named executive officers. Abstentions and broker non-votes will count as votes against this proposal.

The board of directors unanimously recommends that the stockholders vote FOR the approval of the compensation paid to our named executive officers.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Named Executive Officers

The following tables and related narrative contain information regarding the compensation paid to our named executive officers for our most recently completed fiscal year, which ended on September 30, 2015. Our named executive officers are our chief executive officer, our two other most highly compensated executive officers serving at the end of Fiscal 2015, our former chief executive officer and one former executive officer, who would have been one of our most highly compensated executive officers during Fiscal 2015 but for the fact that he was no longer serving as an executive officer at the end of Fiscal 2015:

Jeffrey T. Schlarbaum - President and Chief Executive Officer
Michael T. Williams - Vice President, Finance and Chief Financial Officer
Jens Hauvn - Senior Vice President, Operations
W. Barry Gilbert - Former Chairman and Chief Executive Officer
Brett E. Mancini - Former Vice President, Business Development and Engineering Solutions

Management Changes in Fiscal 2015

In January 2015, at our 2015 annual meeting of stockholders, our stockholders elected the slate of directors nominated by our stockholder, Vintage Capital Management, LLC to replace our then-current board of directors in its entirety. Subsequently, our newly-elected board of directors terminated the employment of our then-Chairman and Chief Executive Officer, W. Barry Gilbert and elected Jeffrey T. Schlarbaum to replace him as President and Chief Executive Officer. In March 2015, Brett E. Mancini voluntarily resigned from the Company, effective April 2015. In September 2015, we promoted Jens Hauvn, the Company’s Vice President of Quality and Operational Excellence to the position of Senior Vice President, Operations.

As discussed further in the narrative and footnotes to the Summary Compensation Table, we entered into employment agreements with Messrs. Schlarbaum, Williams and Hauvn during Fiscal 2015. Mr. Williams received a one-time cash payment of $15,000 in consideration of entering into a new employment agreement with us. Our employment agreements with Messrs. Schlarbaum and Hauvn included one-time incentives associated with their taking on new leadership roles with the Company. In addition, Mr. Schlarbaum also received a one-time cash payment of $50,000 upon his election to the office of President and Chief Executive Officer.

Because our Fiscal 2015 began in October 2014, certain elements of compensation discussed below were determined by our prior board of directors.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning total compensation earned or paid to our named executive officers for Fiscal 2015 and Fiscal 2014. We present more detailed information regarding these items of compensation in the footnotes and in the narrative that follow the table.

Name and Principal Position	Year	Salary (1)	Bonus(2)	Stock Awards (3) (4)	Option Awards (5)	Non-Equity Incentive Plan Compensation(6)	Nonqualified Deferred Compensation Earnings (7)	All Other Compensation(8)	Total
Jeffrey T. Schlarbaum	2015	$222,865	$50,000	$—	$602,263	$95,000	$—	$—	$970,128
CEO	2014	—	—	—	—	—	—	—	—
Michael T. Williams	2015	197,748	15,000	—	—	25,000	—	895	238,643
CFO	2014	111,742	—	206,000	—	25,000	—	895	343,637
Jens Hauvn	2015	175,639	9,500	70,650	69,233	—	—	—	325,022
VP	2014	—	—	—	—	—	—	—	—
W. Barry Gilbert	2015	147,074	—	—	—	—	1,163	10,277	158,514
Former CEO	2014	359,093	—	—	—	—	1,313	40,085	400,491
Brett E. Mancini	2015	105,709	—	111,600	—	—	—	382	217,691
Former VP	2014	187,374	—	122,400	—	—	—	1,109	310,883

(1)
The “Salary” column reflects the base salary actually paid to each of our named executive officers during the applicable fiscal year, which may differ from the salary described in “Compensation of Named Executive Officers - Base Salary Compensation” due to effective dates for increases that do not fall on the first day of the fiscal year and pay periods that may overlap fiscal years.

(2)	Amounts reflect cash sign-on bonuses for Messrs. Schlarbaum and Hauvn, and a cash payment to Mr. Williams in connection with his acceptance of a new employment agreement.

(3)
We granted restricted stock awards in Fiscal 2015 to Mr. Hauvn upon his hiring as an inducement award and as a retention grant paid to Mr. Mancini prior to the change in the board of directors. Both of these awards automatically vested upon the election of our new board of directors at our 2015 annual meeting of shareholders.

(4)
The amounts shown reflect the aggregate grant date fair value computed in accordance with FASB ASC 718. Under ASC 718, the fair value of such stock awards is determined as of the date of grant using the closing market price of common stock on the date of grant. These amounts reflect our accounting for these awards and do not correspond to the actual values that may be realized by the named executive officers and do not represent actual cash compensation paid to the recipient. Pursuant to SEC rules, we disregarded the estimates of forfeitures related to service-based vesting conditions.

(5)
We granted option awards in Fiscal 2015 in connection with the appointments of Mr. Schlarbaum and Mr. Hauvn as executive officers of the Company. Valuation assumptions used to determine grant date fair value as required by FASB ASC 718 are disclosed in Note 14 to our consolidated financial statements included in our annual report on form 10-K for the fiscal year ended September 30, 2015.

(6)
See “Annual Cash Incentive Awards” on page 20, for a description of Mr Schlarbaum's Fiscal 2015 Non-Equity Incentive Plan Compensation. As a condition to his employment by the Company, Mr. Williams was guaranteed a minimum $25,000 payout if he remained employed on July 15, 2014, and an additional $25,000 payout if he remained employed at the time the 2014 10-K was filed. He was employed on each of such dates. Thus, the first $25,000 payout was earned in Fiscal 2014 and the remaining payout was earned in fiscal 2015.

(7)	See "Deferred Compensation" on page 23, for a description of Mr. Gilbert's nonqualified deferred compensation earnings.

(8)
Amounts shown for Fiscal 2015 include $1,275 in insurance premiums paid with respect to policies of life insurance maintained for the benefit of Mr. Gilbert, and $9,002 being the difference between $16,935, the full medical insurance premiums paid for Mr. Gilbert and his wife and $7,933 which would otherwise be paid by the Company in connection with its non-discriminatory contribution to health insurance plans covering all employees. Amounts shown in Fiscal 2015 and Fiscal 2014 also include $895 in insurance premiums paid with respect to policies of life insurance maintained for the benefit of Mr. Williams and $382 in insurance premiums paid with respect to policies of life insurance maintained for the benefit of Mr. Mancini. Amounts shown for Fiscal 2014 include $17,941 in premiums paid on long-term care insurance contracts for Mr. Gilbert and his wife, in accordance with Section 7702B of the Internal Revenue Code, $9,177 in insurance premiums paid with respect to policies of life insurance maintained for the benefit of Mr. Gilbert, and $12,967 being the difference between $20,912, the full medical insurance premiums paid for Mr. Gilbert and his wife and $7,945 which would otherwise be paid by the Company in connection with its non-discriminatory contribution to health insurance plans covering all employees. Amounts shown in Fiscal 2014 include $1,109 in insurance premiums paid with respect to policies of life insurance maintained for the benefit of Mr. Mancini.

NARRATIVE TO SUMMARY COMPENSATION TABLE

Elements of Compensation

Our compensation program for the named executive officers consists of the following elements:

•	Base salary;

•	Annual cash incentive;

•	Long-term equity incentive; and

•	Perquisites and other personal benefits.

Our named executive officers are also entitled to participate in a deferred compensation plan and a 401(k) savings plan, both described below.

Base Salary

Base salaries for our named executive officers generally are set forth in their employment agreements with the Company and are subject to review for increases. For named executive officers other than the chief executive officer, the chief executive officer makes recommendations for salary increases to the compensation committee. The compensation committee reviews the chief executive officer’s base salary and makes recommendations to the board of directors for increases.

The compensation committee set Mr. Schlarbaum’s base salary at $350,000 when he joined the Company in February 2015. Pursuant to their employment agreements entered into with the Company in September 2015, Mr. Hauvn’s base salary is $220,000 and Mr. Williams’ base salary is $205,000. Before taking the position of Senior Vice President, Operations in September 2015, Mr. Hauvn’s base salary was $180,000. The prior compensation committee increased Mr. Williams’ salary from $185,000 to $205,000, effective January 2015.

Upon his termination of employment in February 2015, Mr. Gilbert’s base salary was $350,000. Mr. Mancini’s base salary upon his resignation from the Company was $205,000. The prior compensation committee increased Mr. Mancini’s base salary from $183,000 to $205,000, effective January 2015.

Annual Cash Incentive Awards

For Fiscal 2015, Mr. Schlarbaum earned an annual cash incentive of $95,000 pursuant to the employment agreement he entered into with the Company in connection with his election as President and Chief Executive Officer. Under his employment agreement, he earned $47,500 when the Company met its deadline of May 11, 2015 for filing its amended annual report on Form 10-K for the fiscal year ended September 30, 2014 and quarterly reports on Forms 10-Q for the fiscal quarters ended December 26, 2014 and March 27, 2015. His employment agreement provided that he would also receive the greater of (a) $47,500 and (b) a pro rata payment pursuant to the 2015 management incentive plan for the portion of Fiscal 2015 during which he was employed. The target value of his annual incentive award was 65% of base salary.

Our named executive officers generally are eligible for annual cash incentive awards under our annual management incentive plan, which we refer to as the MIP. Our named executive officers earn their MIP awards based on achievement of performance goals for the fiscal year. The compensation committee generally sets target incentive award opportunities based on a percentage of each executive officer’s base salary during the fiscal year.

The prior compensation committee established a minimum of Net Income Before Taxes of $900,000 for Fiscal 2015 as a precondition for payment of any MIP awards. This threshold was not met for Fiscal 2015, so the Company did not pay any annual incentive plan awards under the MIP with respect to Fiscal 2015. However, we present the following tables and narrative to illustrate the terms of the 2015 MIP.

The award opportunities as a percentage of base salary for annual incentive awards for Fiscal 2015 were as follows:

Named Executive Officer	Threshold	Target	Maximum
Jeffrey T. Schlarbaum	10	65	130
Michael T. Williams	10	45	90
Jens Hauvn	10	45	90
W. Barry Gilbert	10	65	130
Brett E. Mancini	10	45	90

The prior compensation committee established performance measures of equal weighting for the Fiscal 2015 MIP based on:

•	Net Income Before Taxes and Incentives; and

•	Sales

The prior compensation committee determined that the performance measure of Net Income Before Taxes and Incentives, would be subject to adjustment for gains or losses from non-operating events such as acquisition escrow clawbacks, and calculations would exclude the impact of unbudgeted legal and accounting fees and director’s and officer’s insurance payments arising from the restatement of the Company’s earnings described in our annual report on Form 10-K/A and quarterly report on Form 10-Q/A filed with the SEC on July 3, 2013.

The following table sets forth the Fiscal 2015 goals at the threshold, target and maximum performance levels.

Performance Measure	Weight	Threshold	Target	Maximum
(in thousands)
NIBT & Incentives	50%	$56	$4,985	$8,803
Sales	50%	$142,380	$152,100	$159,390

A reconciliation of NIBT & Incentives follows:

Year Ended
September 30, 2015
(in thousands)
Net loss	$(10,186)
Loss on discontinued operations, net	6,415
Provision for income taxes	1
Restatement & related expenses - Prior Restatement	730
Incentives	—
$(3,040)

The compensation committee evaluates achievement of performance goals after fiscal year end and may increase or decrease payouts by up to 25%, subject to the approval of the independent members of the board of directors with respect to the chief executive officer’s incentive award. The payment of MIP awards generally will be made within 15 days after receipt of the audited financial statements for the fiscal year. Generally, in order to receive awards under the MIP, participants must be employed at the time the awards are paid.

The compensation committee reserved the right in its discretion to modify or waive categories or goals. The goals set forth in the 2015 MIP were based upon the organic growth of the Company and did not reflect the impact of any acquisitions.

Long-Term Equity Incentive Awards

The long-term incentive plan for Fiscal 2015, which we refer to as the LTIP, provided for awards of time-vesting restricted stock under the 2010 Omnibus Incentive Compensation Plan, which we refer to as the 2010 Plan. The LTIP measured Company performance over a one-year fiscal period. We grant the restricted stock awards, if at all, at the end of the fiscal year based on the attainment of company-wide performance goals. For Fiscal 2015, the prior compensation committee established revenue growth as the single performance goal.

Because we grant equity awards under the LTIP based on the prior fiscal year’s performance, we do not grant awards until after the end of the fiscal year and the completion of our audited financial statements. No awards were granted during either Fiscal 2014 or Fiscal 2015 because the threshold performance measure was not met. Although we did not grant awards under the Fiscal 2015 LTIP, we provide the following tables and narrative to illustrate the terms of the Fiscal 2015 LTIP.

The award opportunities as a percentage of base salary for the long-term incentive awards for Fiscal 2015 were as follows:

Named Executive Officer	Threshold	Target	Maximum
Jeffrey T. Schlarbaum	10	65	130
Michael T. Williams	10	45	90
Jens Hauvn	10	45	130
W. Barry Gilbert	10	65	130
Brett E. Mancini	10	45	90

The following table sets forth the performance goal at the threshold, target and maximum level.

Performance Measure	Threshold	Target	Maximum
(in thousands)
Revenue	$142,380	$152,100	$159,390

The number of shares of restricted stock awarded would have equaled the dollar value of the applicable award opportunity based on achievement of the performance goal divided by the average closing price of the Company’s common stock on the NYSE MKT for all trading days falling within the period beginning July 1, 2014 and ending September 30, 2015.

After the end of the fiscal year, the compensation committee determines the achievement of the performance goal and approves the value of the awards to be granted to the named executive officers. Under the 2015 LTIP, the compensation committee did not award grants because the Company did not achieve its performance goal at the threshold level. However, based on an evaluation of the named executive officers’ performance, the compensation committee had the ability to increase or decrease grants by up to 25%, subject to the approval of the independent members of the board of directors with respect to the chief executive officer’s incentive award. The compensation committee reserved the right in its discretion to modify categories or goals. In addition, the compensation committee had the right to adjust the LTIP for non-operating events that affected goals. The performance goal of revenue set forth in the 2015 LTIP was set in contemplation of the organic growth of the Company. The impact of acquisitions would have been be reviewed separately by the Committee.

The Company grants LTIP awards pursuant to a restricted stock award agreement in the manner set forth in 2010 Plan. Under the 2015 LTIP, shares would have vested on the anniversary of the grant date as follows: 10% on the first anniversary, 20% on the second anniversary, 30% on the third anniversary and 40% on the fourth anniversary. Generally, named executive officers forfeit unvested shares if their employment is terminated for any reason whatsoever, other than death, disability, retirement or change in control, before the lapse of the restrictions.

The Company generally grants awards earned within 15 days after receipt by the Company of the audited financial statements for the applicable fiscal year. In order to receive an award, a participant must be an employee of the Company on the date such award is granted. For purposes of the LTIP, the grant date is the date on which the compensation committee approves the awards for all participants except the chief executive officer, for whom the grant date is the date on which the board approves the award.

Perquisites and Personal Benefits

Pursuant to the terms of our new employment agreements with Messrs. Schlarbaum, Williams and Hauvn, we are not obligated to pay any perquisites or personal benefits to our current executive officers, although we intend to continue to pay life insurance premiums for Mr. Williams. We previously paid the premiums for life insurance policies maintained by Messrs. Gilbert, Williams and Mancini.

Under the terms of Mr. Gilbert’s employment agreement, we were obligated to pay the full premium for an employee and spouse health insurance plan for Mr. Gilbert. We also previously paid the premiums for long-term care insurance policies for Mr. Gilbert and his spouse.

Deferred Compensation

The Company maintains a Management Deferred Compensation Plan (the “Deferred Compensation Plan”) which allows certain designated employees, including the named executive officers to defer up to 100% of their base salary and up to 100% of any performance-based incentive bonus on a tax-deferred basis. On the last day of each quarter, the Company credits the deferred account with interest, which is based on the weighted average interest rate paid by the Company to its senior lender as in effect on the last day of the quarter. We will pay deferred compensation to participants upon separation from service on the date and in the manner elected by the participant in his/her deferred compensation agreement. If the participant does not make an election, we will make payments in quarterly installments over ten years beginning January 1 of the year following separation from service. Deferred amounts may not be withdrawn prior to their payment start date, except to meet an “unforeseeable financial emergency” (in the Committee’s discretion) or in the event of a change in control of the Company. We delay payments to “key employees” as defined under the Federal tax laws for at least six months after termination of employment. There were no amounts deferred in Fiscal 2015 or 2014. In Fiscal 2015 and 2014 the average interest rate paid by the Company to its senior lender exceeded 120% of the applicable federal rate of interest. For Mr. Gilbert, the amount of interest earned in Fiscal 2015 and 2014 in excess of 120% of the applicable rate of interest was $1,163 and $1,313, respectively. We report these excess interest payments in Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table.

Retirement Benefits

All employees, including our named executive officers, are eligible to participate in the Company’s 401(k) Employee Savings Plan (“Savings Plan”). The Savings Plan is a defined contribution tax-qualified retirement savings plan pursuant to which employees are able to contribute a portion of their eligible cash compensation to the Savings Plan. The Company matches up to 1.5% of contributions made by participating employees. None of our named executive officers is covered by a pension plan.

Employment Agreements and Other Arrangements

The employment agreements we entered into in Fiscal 2015 with Messrs. Schlarbaum, Williams and Hauvn contain clawback provisions for recovering certain compensation in the event of an accounting restatement resulting from the executives’ willful or grossly negligent conduct or financial dishonesty.

Jeffrey T. Schlarbaum, President and Chief Executive Officer

On March 20, 2015, we entered into a three-year employment agreement with Mr. Schlarbaum in connection with his election to the office of President and Chief Executive Officer on February 6, 2015. Mr. Schlarbaum’s employment agreement entitles him to an annual base salary of $350,000, which the compensation committee will review for increases after the initial year. The employment agreement also entitles Mr. Schlarbaum to earn annual and long-term incentive awards on the terms established by the compensation committee for the applicable fiscal year. Mr. Schlarbaum’s employment agreement provided for a one-time sign-on award of a stock option to purchase shares of the Company’s common stock equal to four percent of the Company’s common stock outstanding on the date of grant. Thus, on March 20, 2015, we granted Mr. Schlarbaum an option to purchase 400,000 shares of our common stock under the 2010 Plan and an option to purchase 16,145 shares as an inducement award outside of the 2010 plan, each at an exercise price of $4.10 per share. The sign-on options will vest and become exercisable in equal installments on each of the first, second, third and fourth anniversaries of March 20, 2015, the date of the employment agreement.

In the event of Mr. Schlarbaum’s termination without “cause” by us or by Mr. Schlarbaum for “good reason”, as such terms are defined in his employment agreement, we will pay or provide the following termination benefits:

•	salary continuation at his base salary then in effect for one year following termination;

•	a pro rata annual incentive award;

•	accelerated vesting of his sign-on option;

•	accelerated vesting of any outstanding long-term incentive awards; and

•	continued coverage under our health insurance plan for twelve months following termination.

In the event of Mr. Schlarbaum’s termination without “cause” by us or by Mr. Schlarbaum for “good reason” within two years of a “change-in-control”, as such terms are defined in his employment agreement, we will pay or provide all of the above compensation and benefits referred to immediately above, except that continued coverage under our health insurance plan will continue for twenty-four months following termination.

In connection with his joining the Company, Mr. Schlarbaum also received a cash sign-on bonus of $50,000.

Michael T. Williams, Vice President, Finance and Chief Financial Officer

In September 2015, we entered into an at-will employment agreement with Mr. Williams that superseded his prior employment agreement with us dated February 11, 2014. We refer to the employment agreement dated February 11, 2014 as the prior employment agreement. In consideration for entering into the new employment agreement, Mr. Williams received a one-time cash payment of $15,000. The terms of this new employment agreement generally were consistent with the terms of his prior employment agreement except as noted below:

Provision	Prior Employment Agreement	Current Employment Agreement
Severance	Salary continuation for 12 months if the Company terminates his employment without “cause” as such term is defined in the agreement.
Salary continuation for 12 months, a pro rata annual bonus and continued coverage under the Company’s health insurance plans for six (6) months if he terminates his employment for “good reason” or the Company terminates his employment without “cause” as such terms are defined in the agreement.

Change in control	Salary continuation for 12 months if he terminates employment for any reason or the Company terminates employment for any reason other than for “cause” as such term is defined in the agreement.
Salary continuation for 12 months, a pro rata annual bonus, accelerated vesting of any outstanding long term incentive plan awards and continued coverage under the Company’s health insurance plans for six (6) months if he terminates his employment for “good reason” or the Company terminates his employment without “cause” within two (2) years of a “change in control” as such terms are defined in the agreement.

Clawback provisions?	No	Yes

Pursuant to the prior employment agreement, Mr. Williams received a base salary of $185,000 per year, subject to adjustments in the compensation committee’s discretion. The new employment agreement maintained Mr. Williams’ salary at $205,000, which had been increased by the prior compensation committee effective January 2015. The chief executive officer periodically will review Mr. Williams’ salary and make recommendations to the compensation committee for increases. We may not decrease Mr. Williams’ base salary as provided under the employment agreement except as necessary to enforce the clawback provisions.

Mr. Williams participates in our benefit plans generally applicable to other employees and executives. In addition the employment agreement entitles Mr. Williams to receive annual and long-term incentive awards, generally on the terms established by the compensation committee for the applicable fiscal year.

Jens Hauvn, Senior Vice President, Operations

On September 8, 2015, we entered into an at-will employment agreement with Mr. Hauvn to serve as our Senior Vice President, Operations. Mr. Hauvn’s employment agreement entitles him to an annual base salary of $220,000, which the chief executive officer periodically will review for increases. We may not decrease Mr. Hauvn’s base salary as provided under the employment agreement except as necessary to enforce the clawback provisions. The employment agreement also entitles Mr. Hauvn to earn annual and long-term incentive awards on the terms established by the compensation committee for the applicable fiscal year. Mr. Hauvn’s employment agreement provided for one-time awards of (i) a stock option to purchase 50,000 shares of the Company’s common stock, (ii) a stock option to purchase 50,000 shares of the Company’s common stock upon Mr. Hauvn’s relocation of his primary residence to the greater Rochester, New York area, and (iii) a cash signing bonus of $9,500.

Mr. Hauvn participates in Company benefit plans generally applicable to other senior executives.

In the event of Mr. Hauvn’s termination without “cause” by the Company or by Mr. Hauvn for “good reason”, as such terms are defined in his employment agreement, the Company will pay or provide the following termination benefits:

•	salary continuation at his base salary then in effect for six months following termination;

•	a pro rata annual incentive award;

•	the right to exercise any vested option(s) before the option’s expiration date and one year following termination, whichever is earlier;

•	accelerated vesting of any outstanding long-term incentive awards; and

•	continued coverage under our health insurance plan for six months following termination.

W. Barry Gilbert, Former Chairman and Chief Executive Officer

We entered into an Amended and Restated Employment Agreement with Mr. Gilbert dated December 16, 2013. The employment agreement provided for Mr. Gilbert’s employment as our Chief Executive Officer as well as a twelve-month transitional term. It further provided for a seven-year advisory term, during which Mr. Gilbert would provide advisory services to the board of directors.

Mr. Gilbert’s employment agreement provided for an annual initial base salary of $350,000, which was subject to annual review for increases. During the transitional term, Mr. Gilbert would have continued to receive base salary at the rate in effect at the end of his employment agreement’s initial term. During the advisory term, Mr. Gilbert’s employment agreement would have provided annual compensation of $89,286, subject to annual adjustment based on increases in the Consumer Price Index.

Under his employment agreement, Mr. Gilbert participated in our cash and equity incentive plans and programs. The employment agreement provided that upon termination of employment other than for cause, Mr. Gilbert would receive half the annual and short-term incentives based on performance at budget and half the incentives he would have received based on actual results, payable after the end of the fiscal year at the same time as payments to other Company executives.

Mr. Gilbert participated in health and other group insurance and other employee benefit plans on the same basis as other senior executives, which covered the full cost of medical insurance for Mr. Gilbert and his wife. In addition, the Company agreed to maintain life insurance policies in the amounts of $400,000 expiring in 2019, and $750,000 expiring in 2024, each payable to Mr. Gilbert’s estate.

The board of directors terminated Mr. Gilbert’s employment in February 2015 for cause as that term is defined in his employment agreement. We currently are party to an arbitration proceeding in which Mr. Gilbert alleges that his termination was not for cause and that we have breached the terms of his employment agreement. If the board of directors had terminated Mr. Gilbert without cause, he would have been entitled to receive the salary and benefits for twelve months as though we were performing under his employment agreement’s twelve-month transitional term. Thereafter, he would have been entitled to receive the annual compensation under his employment agreement’s seven-year advisory term. In addition, Mr. Gilbert’s employment agreement provided that we would maintain the $400,000 life insurance policy to term, and the $750,000 life insurance policy through the employment agreement’s seven-year advisory term.

Mr. Gilbert’s employment agreement contained customary provisions relating to confidentiality, non-competition, non-solicitation of employees, and non-interference with business relationships that apply through the advisory term and for a period of 36 months thereafter.

Brett E. Mancini, Former Vice President, Business Development and Engineering Solutions

Mr. Mancini did not have an employment agreement with us. However, he was party to a Salary Continuation and Non-Competition Agreement effective as of January 20, 2014. Under this agreement, we agreed to make salary continuation payments to Mr. Mancini for a period of one year upon certain terminations of his employment. We take the position that Mr. Mancini is not entitled to any salary continuation payments. His agreement provided that he will not disclose our confidential information during or after his employment with us, solicit our customers for fifteen months after termination, solicit our employees for twelve months after termination, or directly or indirectly compete with us during the term of his employment and for fifteen months after termination.

Change in Control Provisions

Our 2001 Stock Option and Incentive Plan, our 2010 Plan, and the stock option and restricted stock award agreements executed thereunder, provide that upon a change in control, as defined in the plans, unless the board otherwise determines, all outstanding options and restricted stock will immediately become fully vested and exercisable. Thus, in connection with the election of the current board of directors to replace the prior members of the board of directors, all outstanding restricted stock held by Messrs. Hauvn, Gilbert, Mancini and Williams became fully vested as described in the table below. Messrs. Hauvn, Gilbert, Mancini and Williams did not have any outstanding options at the time of the change in control.

Executive	Stock Awards
Jens Hauvn	15,000
W. Barry Gilbert	36,231
Brett E. Mancini	53,012
Michael T. Williams	50,000

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth information concerning stock options and stock awards held by the named executive officers at September 30, 2015.

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable (1)	Option exercise price ($)	Option expiration date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
W. Barry Gilbert	—	—	$—	—	—	$—
Michael T. Williams	—	—	—	—	—	—
Brett E. Mancini	—	—	—	—	—	—
Jeffrey T. Schlarbaum	—	416,145	4.10	3/20/2022	—	—
Jens Hauvn	—	50,000	4.25	9/8/2022	—	—

(1)	Option awards included in the above table to reflect awards granted in Fiscal 2015. Awards are subject to the following vesting periods:

a.	Mr. Schlarbaum's stock option was granted on March 20, 2015, and vest on the dates shown below:

Vesting Dates	Amounts
March 20, 2016	104,036 shares
March 20, 2017	104,036 shares
March 20, 2018	104,036 shares
March 20, 2019	104,037 shares

b.	Mr. Hauvn's stock option was granted on September 8, 2015, and vest on the dates shown below:

Vesting Dates	Amounts
September 8, 2016	5,000 shares
September 8, 2017	10,000 shares
September 8, 2018	15,000 shares
September 8, 2019	20,000 shares

DIRECTOR COMPENSATION

Cash Compensation Paid to Non-Employee Directors

Director fees for Fiscal 2015 were as follows:

Annual Board Retainer (1)	$32,000, payable in cash or stock (5)
Annual Committee Chair Retainer (2)	$8,000, payable in quarterly installments in cash
Board Meeting Fee (3)	$4,000 payable in quarterly installments at the end of each quarter in cash or stock (5)
Supplemental Fee (4)	$1,000, payable in cash at the end of the fiscal year
Reimbursement for expenses incurred in attending board meetings

(1)	Payable in quarterly installments at the beginning of each quarter.

(2)	Payable in $2,000 installments at the beginning of each quarter.

(3)	Payable in $1,000 installments in connection with each regular quarterly meeting actually attended.

(4)	The supplemental payment will be paid in cash, at the end of the fourth quarter of each fiscal year.

(5)	Non-employee directors may elect to receive payment of their annual board retainer and quarterly meeting fees in cash or in shares of the Company’s common stock.

Equity Compensation Paid to Non-Employee Directors

We provide each non-employee director with an annual grant of restricted stock, with a grant-date fair value of $25,000. We make these grants pursuant to the 2010 Plan. The grant date typically coincides with our annual meeting of stockholders. The restrictions will lapse and the shares will vest in three (3) equal installments as follows: 1/3 on the first anniversary of the date of grant, 1/3 on the second anniversary of the date of grant, and the balance on the third anniversary of the date of grant.

On February 12, 2015, each of the non-employee directors received the annual restricted share award of 5,910 shares at a market value of $4.23 per share, which was the closing price of the Company’s common stock on the grant date as reported on the NYSE MKT.

Director Compensation Table

The following table summarizes the cash and equity compensation earned by non-employee directors during Fiscal 2015.

	Fees Earned or Paid in Cash ($)(1)(2)	Stock Awards ($) (3)(4)	All Other Compensation ($)(5)	Total ($)
Prior Directors
Florence D. Hudson	$18,000	$—	$26	$18,026
John Carlton Johnson	18,000	—	26	18,026
Edward W. Kay, Jr.	22,000	—	26	22,026
Eben S. Moulton	22,000	—	26	22,026
James C. Rowe	18,000	—	26	18,026
Jerold L. Zimmerman	22,000	—	26	22,026

Current Directors
Keith M. Butler	26,000	24,999	52	51,051
Charles P. Hadeed	38,000	24,999	52	63,051
Lynn J. Hartrick	32,000	24,999	52	57,051
Andrew M. Laurence	26,000	24,999	52	51,051
Jeremy R. Nowak	26,000	24,999	52	51,051
Eric B. Singer	26,000	24,999	52	51,051

(1)
Due to their roles as executive officers of the Company, W. Barry Gilbert, the Company’s Former Chairman of the Board, and Jeffrey T. Schlarbaum did not receive compensation for their services as directors. We report their compensation for Fiscal 2015 in the Summary Compensation Table on page 18 of this proxy statement.

(2)
The fees set forth in this column reflect compensation paid in cash to each director in respect of Fiscal 2015 for board retainers, committee chair retainers, supplemental fees and meeting fees. Directors have the ability to elect to receive their board and committee chair payment in stock, but during 2015 each director elected to receive the board and committee chair retainer payments in cash. Payments for board meetings were paid in cash in Fiscal 2015. Each of Messrs. Hadeed and Hartrick received an annual retainer for serving as a committee chair during Fiscal 2015. The prior directors received fees for the first two quarters of Fiscal 2015; the current directors received fees for the last three quarters of Fiscal 2015

(3)
The amounts shown reflect the aggregate grant date fair value computed in accordance with FASB ASC 718. Under ASC 718, the fair value of such stock awards is determined as of the date of grant using the closing market price of common stock on the date of grant. These amounts reflect our accounting for these awards and do not correspond to the actual values that may be realized by the directors and do not represent actual cash compensation paid to the directors. Pursuant to SEC rules, we disregarded the estimates of forfeitures related to service-based vesting conditions. The closing market price on the grant date was $4.23 per share on February 12, 2015.

(4)	The aggregate number of unvested stock awards at the end of Fiscal 2015 for each non-employee director was:

Keith M. Butler	5,910
Charles P. Hadeed	5,910
Lynn J. Hartrick	5,910
Andrew M. Laurence	5,910
Jeremy R. Nowak	5,910
Eric B. Singer	5,910

All of the outstanding restricted stock awards held by the prior directors vested upon the change in control resulting from the proxy contest.

(5)
Reflects the dollar value of insurance premiums paid by the Company during Fiscal 2015 in connection with the policy of term life insurance provided to each non-employee director in the amount of $50,000.

Deferred Compensation Plan

Effective January 1, 2009, the board established the IEC Electronics Corp. Board of Directors Deferred Compensation Plan (“Directors Deferred Plan”) which allows the non-employee directors of the Company the opportunity to defer all or part of their cash compensation. No director elected to participate in the Directors Deferred Plan in Fiscal 2015.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policies and Procedures for Review, Approval or Ratification of Related Person Transactions

Our board has adopted a written policy addressing the Company’s procedures with respect to the review, approval and ratification of transactions with related persons that are required to be disclosed pursuant to SEC rules. The policy provides that any transaction, arrangement or relationship with a “related person” (as defined in the policy) in which the Company participates and in which the related person has or will have a direct or indirect material interest and in which the amount involved is expected to exceed $90,000 in any fiscal year, will be subject to the prior review and approval or ratification by the audit committee.

In Fiscal 2012, we entered into an engagement letter with Insero & Company CPAs, P.C. pursuant to which Vincent A. Leo, a principal and shareholder of Insero, served as our interim chief financial officer from January 2012 through May 2012, and as our chief financial officer from May 2012 through February 2014. During Fiscal 2014, IEC compensated Insero for Mr. Leo’s services at a monthly rate of $25,000, resulting in fees paid to Insero of $237,500 in Fiscal 2014.

Mr. Leo did not receive any compensation directly from us and throughout his service to us he continued to be a principal and shareholder of, and was compensated by, Insero. Further, as a principal in and shareholder of Insero, Mr. Leo receives a set distribution from Insero that is not affected by the arrangements in the Insero Agreement, provided, however, after the end of each year he is eligible for a bonus determined by a committee (of which he is not a member) of Insero. The bonus depends upon performance of Insero as a whole as well as his individual contributions. Therefore, Mr. Leo’s compensation is not directly tied to the dollar value of the transactions between Insero and IEC, and the approximate dollar amount of his interest in the transaction cannot be determined.

In addition to the services under the engagement letter described above, Insero has provided services to the Company, including acquisition support, out-sourced accounting services, Sarbanes-Oxley/internal audit support, tax services, and accounting research services. During Fiscal 2014, IEC incurred fees payable to Insero of approximately $59,675 in connection with such services.

Since the beginning of Fiscal 2015, we reimbursed Vintage Capital Management, LLC, a greater than 5% beneficial owner of our common stock, for $678,212 of proxy solicitation expenses incurred by Vintage in connection with our 2015 annual meeting of stockholders.

OTHER MATTERS

The board of directors knows of no other matters that will be presented for consideration at the annual meeting, but if other matters properly come before the meeting, the persons named as proxies in the enclosed proxy will vote according to their best judgment. Stockholders are urged to date and sign the enclosed proxy and to mail it promptly in the enclosed postage-paid envelope.

Dated:    January 28, 2016                        By Order of the Board of Directors
Newark, New York                        Jennifer M. Brown, Corporate Secretary

We will make available at no cost, upon your written request, a copy of our annual report on Form 10-K for the fiscal year ended September 30, 2015 (without exhibits) as filed with the Securities and Exchange Commission.  Copies of exhibits to our Form 10-K will be made available, upon your written request and payment to us of the reasonable costs of reproduction and mailing, if any.  Written requests should be made to: Michael T. Williams, Chief Financial Officer, IEC Electronics Corp., 105 Norton Street, Newark, New York 14513.

IEC ELECTRONICS CORP. 105 NORTON STREET NEWARK, NY 14513
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	M98767-P71713	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

IEC ELECTRONICS CORP.								To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
					For All	Withhold All	For All Except
The Board of Directors recommends you vote FOR all the nominees listed.					☐	☐	☐
1.	Election of Directors
Nominees:
	01)	Keith M. Butler	05)	Jeremy R. Nowak
	02)	Charles P. Hadeed	06)	Jeffrey T. Schlarbaum
	03)	Lynn J. Hartrick	07)	Eric Singer
	04)	Andrew M. Laurence

The Board of Directors recommends you vote FOR proposals 2 and 3.
									For	Against	Abstain
2.	To ratify the selection of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2016								☐	☐	☐

3.	To approve, on an advisory basis, the compensation paid to our named executive officers.								☐	☐	☐

NOTE: In their discretion, and in accordance with applicable law, the named proxies may vote upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]					Date			Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on March 3, 2016:
The Notice and Proxy Statement and Annual Report with Form 10-K are available at www.proxyvote.com.

M98768-P71713

IEC ELECTRONICS CORP.
Annual Meeting of Stockholders
March 3, 2016 at 9:00 AM
This proxy is solicited by the Board of Directors and each matter to be voted on at the Annual Meeting has been proposed by the Board of Directors of the Company.

The undersigned hereby appoints Jeremy R. Nowak and Jeffrey T. Schlarbaum, and each of them, each with power of substitution, as proxies to attend the Annual Meeting of Stockholders of IEC Electronics Corp. to be held at the Company’s offices located at 105 Norton Street, Newark, New York 14513, on Thursday, March 3, 2016 at 9:00 a.m., Eastern Time, and any adjournment thereof, and to vote as directed by the undersigned on the reverse side of this proxy, the number of shares the undersigned would be entitled to vote if personally present at such meeting.

●	This proxy will be voted as specified by you, and it revokes any prior proxy given by you.
●
Unless you withhold authority to vote for one or more of the nominees according to the instruction on the reverse side of this proxy, your signed proxy will be voted FOR the election of the seven director nominees listed on the reverse side of this proxy and described in the accompanying proxy statement.

●	Unless you specify otherwise, your signed proxy will be voted FOR Proposals 2 and 3 listed on the reverse side of this proxy and described in the accompanying proxy statement.
●	You acknowledge receipt with this proxy of a copy of the notice of annual meeting and proxy statement dated January 28, 2016, describing more fully the proposals listed in this proxy.

Continued and to be signed on reverse side